Exhibit 10.28

THE HANOVER INSURANCE GROUP, INC.

NON-EMPLOYEE DIRECTOR DEFERRAL PLAN

ARTICLE 1

NAME AND PURPOSE

The Hanover Insurance Group, Inc. (the “Company”) hereby establishes The Hanover Insurance Group, Inc. Non-Employee Director Deferral Plan (the “Plan”). The purpose of the Plan is to provide a means for the elective Deferral of Compensation to Non-Employee Directors of the Company.

ARTICLE 2

DEFINITIONS

When used in the Plan, the following terms shall have the definitions set forth in this Article 2:

“Annual Cash Retainer” means the annual fee payable in cash to a Non-Employee Director in consideration for his or her service to the Board and its committees. The Annual Cash Retainer shall be deemed to include any supplemental annual cash retainers paid for service as a Chairperson of the Board or any of its committees.

“Annual Stock Retainer” means the annual fee payable in Stock to a Non-Employee Director in consideration for his or her service to the Board and its committees.

“Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Code Section 414(b)) which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code Section 414(c)).

“Beneficiary” means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated by the Participant pursuant to Article 6 hereof.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compensation” means the Annual Cash Retainer, Annual Stock Retainer, Meeting Fees and all other compensation payable to a Non-Employee Director for his or her service to the Board and its committees.

“Deferrals” means elective deferrals of Compensation payable to a Participant, plus all accrued earnings thereon, as described in Article 5 hereof.

“Deferral Accounts” means the separate Cash Deferral Account and/or Stock Deferral Account described in Article 7 hereof which are established under the Plan for each Participant. When used in the singular, the term shall refer to one of these accounts, as the context requires.

“Elected Payment Date” means the date set forth on a Participant’s Election Form indicating when the Participant will receive a lump sum payment of the Deferral, or in the case of an installment payment election, the date the installment payments of the Deferral shall commence. Notwithstanding the foregoing or any language to the contrary set forth on any Participant’s Election Form filed on or before December 31, 2007, if a Participant elected to be paid (or for payments to commence) upon “Retirement Due to the Attaining of Age 70”, “Retirement” or “Retirement Pursuant to Board Policy”, each of those terms shall be interpreted to mean “Mandatory Retirement Age”, as defined herein.

“Mandatory Retirement Age” means, for purpose of this Plan only, with respect to an individual Participant, the date on which the Participant attains the age of seventy (70); provided, however, that if such Participant was initially elected or appointed to the Board on or after the date on which the Participant attained the age sixty-five (65), then the term “Mandatory Retirement Age”, with respect to such Participant, shall be the date on which such Participant attains the age of seventy-two (72).

“Meeting Fees” means the Board and committee meeting fees payable in respect of the Non-Employee Director’s attendance at such meetings.

“Non-Employee Director” means each member of the Board who is not an employee of the Company or any of its Affiliates.

“Participant” means an individual described in Article 4 hereof.

“Plan Administrator” means the Compensation Committee of the Board or any person or persons, group or entity designated by the Compensation Committee to perform one or more of the duties of the Plan Administrator.

“Plan Year” means a calendar year.

“Stock” means the common stock of the Company.

“Termination of Board Membership” means, with respect to a Participant, and subject to the provisions of Article 8(d), the date on which a Participant ceases to be a member of the Board, provided, however, that such cessation constitutes a separation from service from the Company and its Affiliates that meets the requirements of Treasury Regulation Section 1.409A-1(h).

ARTICLE 3

EFFECTIVE DATE

The Plan is effective as of January 1, 2005 (the “Effective Date”). The terms of the Plan apply to all elective Deferrals of Compensation made by Non-Employee Directors that were not, as of December 31, 2004, fully vested and earned. Accordingly, the provisions of the Plan shall supersede the terms and conditions of such elective Deferrals, including the terms of any applicable deferral agreement, to the extent any such terms and conditions are inconsistent with the provisions of this Plan; provided that, if the provisions of this Plan would result in the acceleration of any payment of deferred compensation into 2008, then such payment shall instead be made during the period beginning on January 1, 2009 and ending January 31, 2009.

All elective deferrals of Compensation made by Non-Employee Directors that were earned and vested as of December 31, 2004, shall not be subject to this Plan and shall be separately accounted for and paid at such time and in such form as is provided for in accordance with the terms of the applicable election forms and/or deferral agreements.

ARTICLE 4

PARTICIPATION

Each Non-Employee Director who is currently serving or who is hereafter elected or appointed to serve as a Non-Employee Director, as the case may be, and who makes a written election to defer Compensation in accordance with the provisions of Article 5, shall be a Participant in this Plan.

ARTICLE 5

DEFERRAL ELECTIONS

(a) Pursuant to the terms of this Plan, a Non-Employee Director may make a written election to defer all or a portion of (i) the Annual Cash Retainer, (ii) the Annual Stock Retainer, (iii) Meeting Fees, and (iv) any other compensation payable in respect of the Non-Employee Director’s service on the Board. A Non-Employee Director’s written deferral election may apply to one or more of the foregoing categories of Compensation and may range from 50% to 100% of such category of Compensation as elected by the Non-Employee Director. Each deferral election shall be made by the submission of a written form approved by the Plan Administrator for this purpose (an “Election Form”). The Election Form shall indicate: (v) the category of Compensation to be deferred, (w) the amount of the Deferral, (x) if permitted, whether or not the Deferral of Compensation which is otherwise payable in cash, is to be deferred and converted into shares of Stock, (y) the Elected Payment Date, and (z) the form of the distribution (a lump-sum or in up to ten (10) annual installments) for the Deferral. If a Non-Employee Director fails to elect a payment option, an Elected Payment Date, or elects the annual installment payment option, but does not specify the period over which such annual installments will be paid, any amount credited to his or her Cash Deferral Account and Stock Deferral Account with respect to such deferral election shall be distributed in accordance with Article 8 hereof. Each deferral election for the Plan Year to which such election applies shall be made by the submission of an Election Form as follows:

(i)

By not later than December 31st, each Non-Employee Director may submit an Election Form which will be given effect with respect to Compensation earned by the Non-Employee Director for the subsequent Plan Year. A separate Election Form must be submitted for each Plan Year the Non-Employee Director intends to make Compensation deferrals hereunder. For purposes of any Deferral, Annual Cash Retainers are deemed “earned and vested” when such amounts would otherwise be paid, Annual Stock Retainers are deemed “earned and vested” when such amounts would otherwise be paid and Meeting Fees are deemed “earned and vested” in the year in which the meeting occurred.

(ii)	Each Non-Employee Director initially elected or appointed to the Board during a Plan Year may submit an Election Form for such Plan Year no later than thirty (30) days after the earlier of (A) the date of the Non-Employee Director’s election or appointment, or (B) the date the Non-Employee Director first becomes eligible to participate in any arrangement for Directors sponsored by the Company or an Affiliate that is an “elective account balance plan” as such term is defined for purposes of Code Section 409A (“Initial Election Period”), which Election Form will be given effect during such Plan Year with respect to Compensation earned by the Non-Employee Director after the submission of the Election Form.

(iii)	Any deferral election made pursuant to subparagraph (i) and/or (ii) above shall be irrevocable (x) on the last day of the calendar year immediately preceding the Plan Year as to which the election applies, or (y) on the last day of the Initial Election Period, as applicable and shall remain in effect throughout the Plan Year to which the election applies. Notwithstanding the foregoing, any such deferral election shall not apply to any Compensation earned by the Participant after the date on which the Participant ceases to be a Non-Employee Director.

ARTICLE 6

BENEFICIARY DESIGNATION

Each Participant may, at any time, designate one or more Beneficiaries to receive amounts credited to the Participant’s Deferral Accounts in the event of the Participant’s death. A Participant may make an initial Beneficiary designation, or change an existing Beneficiary designation without the consent of the previously designated Beneficiary, by completing and signing a Beneficiary Designation Form and submitting it to the Plan Administrator before the Participant’s death. Upon receipt by the Plan Administrator of a Participant’s Beneficiary Designation Form, all Beneficiary designations previously filed by that Participant shall automatically be canceled.

ARTICLE 7

MAINTENANCE OF DEFERRAL ACCOUNTS

Compensation may be deferred by a Non-Employee Director under the Plan in the form of cash and/or Stock. Compensation deferred by a Non-Employee Director under the Plan shall be credited to record keeping accounts maintained by the Company in the Participant’s name as follows:

(a)	CASH DEFERRALS. Deferrals made in cash shall be credited to an account (“Cash Deferral Account”) as of the date on which such Compensation would otherwise have been paid to the Non-Employee Director. All amounts credited to a Non-Employee Director’s Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Non-Employee Director until the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 8. The interest rate shall be reset annually and shall equal the GATT interest rate announced by the Internal Revenue Service in November of each year for the following calendar year; provided, however, if the GATT interest rate ceases to exist, such interest rate shall equal the closing yield on a U.S. Treasury Note with one-year remaining to maturity as of the first business day of the calendar year. Interest in a Cash Deferral Account shall be compounded annually as of the last day of each Plan Year.

(b)

STOCK DEFERRALS. Deferrals made in Stock or into Stock due to a cash conversion into Stock shall be credited to an account (“Stock Deferral Account”) as of the date that such Stock or cash converted into Stock would have been awarded/paid to the Non-Employer Director but for the election to defer. The value of a share of Stock (a “Share”) as of the close of trading as reported on the New York Stock

Exchange on the date such conversion occurs shall determine the number of Shares credited to the Participant’s Stock Deferral Account as of such date. No Participant shall have any rights as a shareholder of the Company with respect to any Stock credited to his or her Stock Deferral Account.

Dividends with respect to any Stock credited to a Participant’s Stock Deferral Account will be credited as cash on the dividend payment date to the Participant’s Cash Deferral Account (“Deemed Dividends”) and shall accrue interest in the same manner as other amounts credited to such account from such time until such amounts cease accruing interest in connection with a distribution pursuant to Article 8. Only whole shares of Stock may be deferred. Any excess cash remaining after a conversion into Shares shall be applied to a Participant’s Cash Deferral Account.

The number of Shares allocated to a Participant’s Stock Deferral Account shall be adjusted by the Board, as it deems appropriate, to reflect stock dividends, stock splits, reclassifications, spinoffs, and other extraordinary distributions.

ARTICLE 8

METHOD OF DISTRIBUTION OF DEFERRALS

No distribution of Deferrals may be made except as provided in this Article 8.

(a)	CASH DEFERRALS.

(i)	The amount credited to a Participant’s Cash Deferral Account shall be distributed to the Participant as provided in paragraphs (A) and (B) below, except as provided for in paragraphs (a)(ii), (iii) and (iv) of Article 8 below.

(A)

Such distribution as it relates to each of the Participant’s written deferral elections shall be made in one of the following forms as specified by the Participant on his or her Election Form: (x) a lump sum cash payment by not later than the 30th day following the Elected Payment Date, or on the next business day if such date is a non-business day, and shall consist of all amounts credited to such Participant’s Cash Deferral Account with respect to such deferral election plus interest accrued thereon through the Elected Payment Date; or (y) up to (10) ten substantially equal annual cash installments, as designated by the Participant on the Election Form, with the first such installment payable by not later than the 30th day following the Elected Payment Date, or on the next business day if such date is a non-business day, and annually thereafter for the selected number of annual installments; provided, however, that the Participant may not, directly or indirectly, designate the year of payment, and provided further, however, that if a Participant fails to specify a payment form, or specifies an annual installment payment form, but does not specify the period over which such annual installments will be made, any amount to be distributed with respect to such deferral election will be distributed in a lump sum cash payment as specified in subparagraph (x) above. Each such cash installment payment specified in subparagraph (y) above shall be calculated by dividing all amounts (or remaining amounts) credited to such Participant’s Cash Deferral Account with respect to the Participant’s written deferral election, plus interest accrued through the Elected Payment Date and the applicable anniversaries thereof, by the remaining number of installments over which such amounts are to be distributed.

(B)

Such distribution as it relates to a Deemed Dividend credited to such Participant’s Cash Deferral Account shall be made in the form of a lump sum cash payment by not later than the 30th day following the date on which the associated deferred Shares are to be issued to the Participant in accordance with paragraph (b) of Article 8 below, or on the next business day if such date is a non-business day, provided, however, that the Participant may not, directly or indirectly, designate the year of payment, and shall consist of all Deemed Dividends associated with such Shares plus interest accrued thereon through the date on which the Shares are to be issued to the Participant.

(ii)

TERMINATION OF BOARD MEMBERSHIP BEFORE MANDATORY RETIREMENT AGE. Except with respect to any Deferral made pursuant to an Election Form dated on or prior to December 31, 2005, the amount credited to a Participant’s Cash Deferral Account (including Deemed Dividends) shall be distributed to the Participant upon the Participant’s Termination of Board Membership if such termination occurs before the Participant has attained his or her Mandatory Retirement Age as provided below in this paragraph, except as provided for in paragraphs (a)(iii) and (iv) of Article 8 below. In such event, and notwithstanding the form of the distribution designated by the Participant on any Election Form, any such distribution shall be made in the form of a lump sum cash payment by not later than the 30th day following the date on which the Participant’s Termination of Board Membership occurs or on the next business day if such date is a non-business day and shall consist of all amounts credited to such Participant’s Cash Deferral Account plus interest accrued through the date on which the Participant’s Termination of Board Membership occurs; provided, however, that the Participant may not, directly or indirectly, designate the year of payment.

(iii)

DEATH. In the event of the Participant’s death, either before any distribution has commenced pursuant to any of the Participant’s Election Forms or after distributions have commenced pursuant to any such Election Form, but are not fully disbursed, the amount credited to a Participant’s Cash Deferral Account (as determined on the payment date) with respect to any such Election Form shall be distributed to the Participant’s designated Beneficiary upon the Participant’s death in the form the Participant designates as provided for in this paragraph (a)(iii) of Article 8, or if the Participant has not designated a Beneficiary or form of payment for such Beneficiary, as provided for in paragraph (c) of Article 8 below. A Participant may elect at the time that the Participant makes a deferral election (x) to have all amounts credited to his or her Cash Deferral Account with respect to each such deferral election plus interest accrued thereon paid to his/her designated Beneficiary in a cash lump sum by not later than 30 days following Participant’s death or in up to ten (10) substantially equal annual cash installments to commence not later than 30 days following Participant’s death, and upon the Participant’s death such amounts shall be paid to his/her designated Beneficiary in accordance with the Participant’s Election Form; or (y) if the Participant had commenced receiving payments of his/her Cash Deferrals pursuant to an Election Form, to have such payments continue to be paid in installments to such Beneficiary or to have any such remaining payments to be paid in a lump sum to such Beneficiary by not later than the 30th day following the date on which the Participant’s death occurs or on the next business day if such date is a non-business day; provided, however, in each case that the Beneficiary may not, directly or indirectly, designate the year of payment.

(iv)	TERMINATION AFTER COMMENCEMENT OF INSTALLMENT PAYMENTS. Notwithstanding paragraph (a)(ii) of Article 8, with respect to any Deferral made pursuant to an Election Form dated on or prior to December 31, 2007, if the Participant has commenced receiving amounts in installment form pursuant to the terms of an Election Form which have not been fully distributed prior to Participant’s Termination of Board Membership and such Termination of Board Membership occurs prior to obtaining the Mandatory Retirement Age (other than by reason of death), then such amounts will continue to be distributed at such time and in such form as elected by the Participant in accordance with the applicable Election Form.

(b)	STOCK DEFERRALS.

(i)

The amount credited to a Participant’s Stock Deferral Account that is related to each of Participant’s Election Forms shall be distributed to the Participant as provided in this paragraph (b)(i) of Article 8, except as provided for in paragraph (b)(ii),(iii) and (iv) of Article 8 below. Such distribution as it relates to each of the Participant’s written deferral elections shall be made in one of the following forms as specified by the Participant on his or her Election Form: (x) a single in-kind disbursement of Stock made by not later than the 30th day following the Elected Payment Date or on the next business day if such date is a non-business day and shall consist of all amounts credited to such Participant’s Stock Deferral Account with respect to such deferral election, or (y) in up to ten (10) substantially equal annual installments of Stock, as designated by the Participant on the Election Form, with the first installment distributed by not later than the 30th day following the Elected Payment Date or the next business day if such date is a non-business day and annually thereafter for the selected number of installments, provided, however, that the Participant may not, directly or indirectly, designate the year of payment; and provided further, however, that if a Participant fails to specify a payment form, or specifies an annual installment payment form, but does not specify the period over which such annual installments will be made, any Stock to be distributed with respect to such deferral election will be distributed in a lump sum in-kind payment as specified in subparagraph (x) above. If the Participant specifies an installment form of payment on his or her Election Form, each such installment shall be calculated by dividing the number of shares of Stock credited to such Participant’s Stock Deferral Account with respect to the Participant’s written deferral election by the remaining number of installments over which the amounts are to be distributed. No fractional Shares shall be issued.

(ii)	TERMINATION OF BOARD MEMBERSHIP PRIOR TO MANDATORY RETIREMENT AGE. Except with respect to any Deferral made pursuant to an Election Form dated on or prior to December 31, 2005, the amount credited to a Participant’s Stock Deferral Account shall be distributed to the Participant upon the Participant’s Termination of Board Membership if such termination occurs before the Participant has attained his or her Mandatory Retirement Age as provided below in this paragraph, except as provided for in paragraphs (b)(iii) and (iv) of Article 8 below. In such event, and notwithstanding the form of the distribution designated by the Participant on any Election Form, such distribution shall be made in the form of a lump sum distribution of Stock made by not later than thirty (30) days following the date on which the Participant’s Termination of Board Membership occurs or on the next business day if such date is a non-business day and shall consist of all Stock credited to such Participant’s Stock Deferral Account; provided, however, that the Participant may not, directly or indirectly, designate the year of payment.

(iii)

DEATH. In the event of the Participant’s death, either before any distribution has commenced or after distributions have commenced, but are not fully disbursed, the amount credited to a Participant’s Stock Deferral Account (as determined on the payment date) pursuant to any of the

Participant’s Election Forms shall be distributed to the Participant’s designated Beneficiary in the form he or she designates as provided for in this paragraph (b)(iii) of Article 8, or if the Participant has not designated a Beneficiary or form of payment for such Beneficiary, as provided for in paragraph (c) of Article 8 below. A Participant may elect at the time that the Participant makes a deferral election (x) to have the Shares credited to his or her Stock Deferral Account with respect to such deferral election distributed to his/her designated Beneficiary in a lump sum by not later than 30 days following Participant’s death or in up to ten (10) substantially equal annual installments to commence not later than 30 days following Participant’s death, and upon the Participant’s death such amounts shall be paid to the Beneficiary in accordance with the Participant’s Election Form; or (y) if the Participant had commenced receiving distributions of his/her Stock Deferrals, to have such distributions continue to be paid in installments or to have any such remaining installments of Stock paid in a lump sum to his/her designated Beneficiary by not later than the 30th day following the date on which the Participant’s death occurs or on the next business day if such date is a non-business day; provided, however, in each case that the Beneficiary may not, directly or indirectly, designate the year of payment.

(iv)	TERMINATION AFTER COMMENCEMENT OF INSTALLMENT PAYMENTS. Notwithstanding paragraph (b)(ii) of Article 8, with respect to any Deferrals made pursuant to Election Forms dated on or prior to December 31, 2007, if the Participant has commenced receiving amounts in installment form pursuant to the terms of an Election Form which have not been fully distributed prior to Participant’s Termination of Board Membership and such Termination of Board Membership occurs prior to obtaining the Mandatory Retirement Age (other than by reason of death), then such amounts will continue to be distributed at such time and in such form as elected by the Participant in accordance with the applicable Election Form.

(c)

If the Participant has not designated a Beneficiary or the Participant’s designated Beneficiary(ies) do not survive the Participant, the balance of the Participant’s Deferral Accounts shall be paid to the Participant’s spouse, or if there is no spouse, to the Participant’s estate, in each case in a lump sum by not later than the 90th day following the date on which the Participant’s death occurs or on the next business day if such date is a non-business day; provided, however, that the party receiving payment may not, directly or indirectly, designate the year of payment. If the Participant has designated a Beneficiary and such Beneficiary survives the Participant, but the Participant did not designate a form of payment, the payment shall be made in a single lump sum by not later than the 90th day following the Participant’s death or on the next business day if such date is a non-business day; provided, however, that the Beneficiary may not, directly or indirectly, designate the year of payment.

(d)

If at the time of a Participant’s Termination of Board Membership, he or she is an employee of the Company, then for purposes of determining the timing of distributions pursuant to this Article 8, such Termination of Board Membership shall trigger payment to the Participant notwithstanding that the Participant is an employee at such time; provided, however, that if immediately prior to such Termination of Board Membership such Participant is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B), then no distribution may be made before the date that is six months after the date of such Termination of Board Membership (or, if earlier than the end of such 6-month period, the date of death of the Participant). The accumulated postponed amount shall be paid to the Participant by not later than the 10 th day after the end of the six month period (or within ten (10) days after the death of the Participant, if earlier) provided, however, that the Participant may not, directly or indirectly, designate the year of payment.

(e)

WHEN A PAYMENT IS TREATED AS MADE. In accordance with Section 1.409A-3(d) of the Treasury Regulations, all distributions under this Plan will be treated as made on the designated payment date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Plan; provided, however, that the Participant may not, directly or indirectly, designate the year of payment.

ARTICLE 9

UNFUNDED STATUS OF THE PLAN

This Plan is intended to be an unfunded plan. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a fiduciary relationship between the Company and any Plan Participant, Beneficiary or any other person. Plan benefits shall be paid from the general assets of the Company. The Company may establish a grantor trust to provide a source for benefit payments under this Plan. Any such grantor trust shall conform to the terms of the Internal Revenue Service model rabbi trust set forth in Revenue Procedure 92-64 (and as modified or superseded in the future), or shall otherwise be designed so as to preserve the Plan’s exempt status as an unfunded plan for the purposes of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any funds which may be invested by the Company to make provision for its obligations hereunder shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

ARTICLE 10

NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Participant to the payment of amounts credited to his or her Deferral Accounts shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. A Participant may not borrow against amounts credited to his or her Deferral Accounts and such amounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution.

ARTICLE 11

ADMINISTRATION

The Plan is intended to be self-effectuating and does not require the exercise of discretion by the Company. To the extent necessary, the Compensation Committee of the Board (the “Compensation Committee”) shall act as the Plan Administrator for purposes of resolving any ambiguities, claims or disputes arising with respect to the Plan or any Deferrals under the Plan. As such, the Compensation Committee is authorized to interpret and construe the terms of the Plan and to make any rulings and determinations that it deems to be appropriate and consistent with the terms and intent of the Plan and all such rulings and determinations shall be final and binding upon all parties for all purposes. Any member of the Compensation Committee making a claim or request to the Compensation Committee with respect to his or her rights or interests under the Plan shall excuse himself or herself from the Compensation Committee determination with respect to such claim or request. The Compensation Committee may delegate such duties of the Plan Administrator as it determines to any person or persons, group or entity.

ARTICLE 12

AMENDMENT AND TERMINATION

The Board shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan; provided, however, that no amendment, suspension, or termination shall reduce the amount credited to a Participant’s Cash Deferral or Stock Deferral Account. The termination of the Plan shall not result in any acceleration of the payment of the balance of any Participant’s Deferral Accounts, unless the Board decides, in its discretion, to accelerate payment and such acceleration may be effected in a manner that will not cause any person to incur taxes, interest or penalties under Code Section 409A that are not reimbursed by the Company.

ARTICLE 13

MISCELLANEOUS

(a)	All deferral elections and other forms to be submitted to the Company hereunder shall be delivered to the attention of the Plan Administrator.

(b)	If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

(c)	All rights under this Plan shall be governed by and construed in accordance with the laws of the state of Delaware, to the extent they are not pre-empted by the laws of the United States of America.

(d)	The Company makes no representations under this Plan to any Participant (or Beneficiary) with respect to the tax treatment of any amount paid or payable hereunder. While this Plan is intended to be interpreted and operated to the extent possible so that any such amounts shall either be exempt from the requirements of Code Section 409A or shall comply with such requirements, in no event shall the Company be liable to any Participant (or Beneficiary) for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Code Section 409A or any other federal or state tax law. To the extent that any such amount should be subject to Code Section 409A (or any other federal or state tax law), the Participant (or Beneficiary) to which the amount is paid or payable shall bear the entire risk of any such taxes, penalties and or interest.